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                                                                   EXHIBIT 10.33


                              EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT (this "Agreement") is made as of September 30, 1998, by and between CustomerONE Corporation (formerly Upgrade Corporation of America (d/b/a SOFTBANK Services Group)), a Delaware corporation (the "Company"), and Mark R. Briggs ("Executive").


                                    RECITALS

         WHEREAS, pursuant to that certain Stock Purchase Agreement (the "Purchase Agreement"), dated as of September 30, 1998, by and among the Company, SOFTBANK Holdings Inc., a Delaware corporation, SB Holdings (Europe) Ltd., a United Kingdom corporation, CustomerONE Holding Corporation, a Delaware corporation ("Holding"), and SSG Acquisition Corp., a Delaware corporation ("Sub"), Holding is acquiring more than 90% of the outstanding capital stock of the Company (the date of such purchase herein referred to as the "Closing Date");

         WHEREAS, Executive has served a critical role in the Company's success and has most recently served as the Company's Chief Executive Officer;

         WHEREAS, the Company desires that Executive serve as the President of the Company following the Closing Date and, accordingly, is entering into this Agreement with Executive on the terms and subject to the conditions set forth herein; and

         WHEREAS, the execution and delivery of this Agreement is a condition precedent to the closing of the Purchase Agreement.

         NOW THEREFORE, in consideration of the mutual covenants herein contained, the parties agree as follows:

         All dollar amounts contained herein are denominated in United States dollars.

     1.  Employment.

         (a) Subject to the terms and conditions of this Agreement, the Company agrees to employ Executive as its President. In his capacity as the President of the Company, Executive shall report to the Company's Chief Executive Officer and the Board of Directors of the Company (the "Board") and shall have the executive powers, responsibilities and authorities as are assigned by Chief Executive Officer or the Board consistent with the Bylaws of the Company.

         (b) Subject to the terms and conditions of this Agreement, Executive hereby agrees to be employed as the President of the Company and agrees to devote his full working time and efforts to the best of his ability, experience and talent, to the performance of services, duties and responsibilities in connection therewith so that such



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performance shall be his primary business activity. The Company acknowledges that Executive serves as a director of En Pointe, Inc. and agrees that Executive may continue to serve in such capacity and may also engage in passive investment activity separate and apart from the Company or its affiliates for Executive's own account; provided, however, that such service as a director or such investment activities shall not materially interfere with Executive's performance of the duties of President of the Company. Executive shall perform such duties and exercise such powers with respect to the activities of the Company, commensurate with his position as the President of the Company, as the Board and the Chief Executive Officer shall from time to time delegate to him on such terms and conditions and subject to such restrictions as the Board may reasonably from time to time impose. Executive acknowledges that such duties may from time to time include serving as officer or director of subsidiaries of the Company and/or Holding.

         (c) Nothing in this Agreement shall preclude Executive from participating in charitable or community activities that do not interfere with his duties and responsibilities hereunder or conflict with the interest of the Company.

         (d) The Company's interim corporate headquarters are currently located in Buffalo, New York. The Company will endeavor to relocate its corporate headquarters to a permanent location within three (3) years after the Closing Date. If (i) the Company relocates Executive to any location other than Buffalo, New York, (ii) Executive terminates Executive's employment for any Good Reason (as hereinafter defined) or (iii) the Company terminates Executive's employment for any reason other than as a result of Executive's gross misconduct, the Company will purchase Executive's residence, located at 9740 Rocky Point, Clarence, NY 14031, for $420,000, Executive's original purchase price, plus any direct closing costs paid by Executive; provided, however, that to be eligible to receive such benefit, Executive must have first listed his residence for sale with a reputable licensed realtor in the Buffalo, New York area pursuant to a standard multi-listing service agreement and endeavored in good faith for a period of six (6) months to sell the residence. The Company will also indemnify Executive for amounts owed for federal, state and local income taxes, including interest but excluding any penalties thereon, to the extent that Executive recognizes ordinary income as a result of payments made to Executive hereunder relative to the sale of Executive's residence to the Company under the Internal Revenue Code of 1986, as amended (the "Code") or applicable state or local tax statutes or codes, such amounts to be paid by the Company directly to the relevant federal, state or local tax authority. In the event the Company relocates Executive to any location other than Buffalo, New York, the Company will reimburse Executive for all of his reasonable relocation costs and expenses in accordance with the then-current policies of the Company.

     2. Term of Employment. Executive's term of employment under this Agreement shall be for a period commencing on the Closing Date and ending on December 31, 2001 (the "Term"), unless Executive's employment is terminated prior to the completion of the Term pursuant to this Agreement; provided, however, that any termination of employment by Executive (other than for death or Permanent Disability (as defined in Section 8(b)) may only be made upon ninety (90) days prior written notice to the Company.




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     3.  Compensation.

         (a) Salary. During the Term, the Company shall pay Executive a base salary ("Base Salary") at the rate of Three Hundred Thousand Dollars ($300,000) per annum. Base Salary shall be payable in accordance with the ordinary payroll practices of the Company. Any increase in Base Salary during the Term shall be at the sole discretion of the Chief Executive Officer of the Company as approved by the Board and, as so denominated and increased, shall constitute "Base Salary" hereunder.

         (b) Bonus. In addition to his Base Salary, Executive shall, for the fiscal year ended December 31, 1999 ("Fiscal 1999") be paid a cash bonus pursuant to one (but not more than one) of the following clauses (i), (ii) or
(iii). Any bonus due pursuant to the provisions hereof will be based upon the audited financial statements for Fiscal 1999 of Holding and its subsidiaries on a consolidated basis (adjusted as appropriate, pursuant to the provisions of this Section 3(b)) and will be payable within thirty (30) days after receipt of such audited financial statements by the Company.

         (i) Six Hundred Thousand Dollars ($600,000) payable to Executive only upon the achievement of earnings before interest, income taxes, depreciation and amortization ("EBITDA") in an amount equal to the sum of: (x) $9 million in EBITDA relating to the Company's U.S. operations; (y) IR(pound) 1,200,000 and UK(pound) 320,000 in EBITDA relating to the Company's European operations and
(z) an EBITDA target for North Direct Response ("NDR") based on a business plan approved by the Board; or

         (ii) One Million Dollars ($1,000,000) payable to Executive only upon the achievement of EBITDA in an amount equal to the sum of: (x) the Company achieves $10.5 million in EBITDA relating to the Company's U.S. Operations; (y) the Company achieves IR(pound) 1,400,000 and UK(pound) 373,000 in EBITDA relating to the Company's European operations and (z) NDR achieves EBITDA based on a business plan approved by the Board; or

         (iii) One Million Five Hundred Thousand Dollars ($1,500,000) payable to Executive only upon the achievement of EBITDA in an amount equal to the sum of:
(x) the Company achieves $12.5 million in EBITDA relating to the Company's U.S. Operations; (y) the Company achieves IR(pound) 1,750,000 and UK(pound) 466,250 in EBITDA relating to the Company's European operations and (z) NDR achieves EBITDA based on a business plan approved by the Board.

         Attainment of any target(s) contained in subclauses (x), (y) or (z) of clauses (b)(i),(ii) and (iii) above is not a precondition to payment of a bonus so long as the aggregate EBITDA required for such bonus level is achieved.

         If, during Fiscal 1999, the Company satisfies the aggregate EBITDA performance criteria in more than one of the foregoing clauses (b)(i), (ii) and
(iii), Executive shall only be entitled to receive the bonus amount which is highest among the clauses satisfied and shall not be allowed to cumulate any other bonus amounts. In addition, if the Company satisfies 80% or more, but less than 100%, of all of the





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performance criteria set forth in clause (b)(i) above, the Board may at its sole discretion, and based upon the recommendation of the Chief Executive Officer, grant Executive a partial cash bonus. For purposes of determining achievement of any EBITDA performance criteria, only the current operations of the Company and NDR on the Closing Date shall be considered and the EBITDA contributions of any entities or operations acquired by the Company, Holding, NDR, or any of their respective subsidiaries subsequent to the Closing Date shall be specifically excluded. To the extent that Holding or any subsidiary has after the date hereof acquired the business or operations of any other entity through an asset purchase, merger, consolidation or otherwise, the Company agrees to, and Executive agrees to cause the Company to, keep such separate records as are reasonable in order to determine whether or not any EBITDA goals relating to this Section 3(b) have been achieved. The Board shall have the right to finally determine in its sole discretion whether or not any goal has been achieved. The Board, acting in good faith, will establish additional goals related to any such acquired entities or operations.

         For periods after Fiscal 1999, the Board will establish bonus targets for Executive consistent with industry practices for similarly situated executives, based upon the Company's consolidated business plan, as approved by the Board, for businesses under Executive's responsibility.

         (c) Deferral. To the extent permitted by law, Executive may defer up to $100,000 of Executive's compensation in each of the first two calendar years following the date of this Agreement pursuant to either a qualified or non-qualified stock purchase plan or any combination thereof under the Code, such shares of Holding's common stock, par value $.01 per share (the "Common Stock"), to be sold to Executive under such qualified stock purchase plan at the price per share equal to the price per share of Common Stock paid by Onex CustomerONE LLC ("OCO") at Closing.

     4.  Employee Benefits.

         (a) Employee Benefit Programs, Plans and Practices. During the Term, the Company shall provide Executive with coverage under employee pension and welfare benefit programs, plans and practices generally applicable to the Company's U.S. employees (to the extent permitted for and generally provided to senior executives of the Company under any employee benefit plan or underlying insurance policy) in accordance with the terms thereof as in effect from time to time, generally commensurate with those the Company currently provides to Executive (other than the split-dollar life insurance policy).

         (b) Vacation. During the Term, Executive shall be entitled to twenty
(20) business days paid vacation in each calendar year, which shall be taken at such times as are consistent with Executive's responsibilities hereunder. Any vacation days unused at the end of any calendar year shall be forfeited.




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         (c) Life Insurance Policy. For a period of two (2) years commencing on the Closing Date, the Company shall pay up to Sixty Thousand Dollars ($60,000) in annual premiums to maintain Executive's $1 million split-dollar life insurance policy.

         5. Expenses. Executive is authorized to incur reasonable business expenses in carrying out his duties and responsibilities under this Agreement consistent with the Company's then-existing policies regarding incurrence of business expenses. The Company will reimburse Executive for such expenses upon presentation by Executive from time to time of appropriately itemized and approved (in accordance with the Company's then-existing policy) accounts of such expenditures.

         6. Election to Board of Directors. Upon completion of the transactions contemplated by the Purchase Agreement, the Company shall use it reasonable best efforts to cause Executive to be nominated and elected as a director of Holding. Executive agrees that he will promptly resign such position, and any similar positions with subsidiaries of the Company and/or Holding, upon termination of his employment by the Company for any reason.

         7. Stock Options; Stock Purchase; Anti-Dilution and Stockholders Agreement.

         (a) Stock Options. (i) Holding and Executive will, concurrent with Holding's adoption of a stock option plan, execute a Stock Option Award Agreement (the "Stock Option Agreement"), granting Executive, subject to the terms and conditions set forth in the Stock Option Agreement, an option (the "Original Option") to purchase up to _________ shares of Holding's Common Stock, at an exercise price equal to the price per share paid by OCO for its common equity ownership in Holding on the Closing Date (the "Founder's Price"). Of the options for the purchase of Common Stock granted in the Original Option, twenty-five percent (25%) shall vest on the second anniversary of the Closing Date and seventy-five percent (75%) shall vest on the third anniversary of the Closing Date. In the event of Executive's death or Permanent Disability or if the Company terminates Executive's employment without Cause on or after the second anniversary of the Closing Date, options included in the Original Option that have not vested shall accelerate and become vested at the rate of 5% of the options granted in the Original Option per month, such amount to be in addition to scheduled vesting under the Stock Option Agreement, beginning in the twenty-fifth month following the date of the Original Option with the balance vesting in full on the third anniversary of the Closing Date. Only upon the occurrence of a Liquidity Event (as hereinafter defined) that results in OCO achieving an overall IRR (as hereinafter defined) of 15% on its investment in the Portfolio Company (as hereinafter defined) as at such time (a "Minimum IRR"), vested options will become exercisable and any options included in the Original Option that have not vested will accelerate and become immediately vested and exercisable. Notwithstanding the foregoing, if Executive's employment is terminated for Cause pursuant to Section 8(d), Executive shall forfeit any and all of the options included in the Original Option, whether or not any options have vested at the time Executive's employment is terminated.




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         (ii) For purposes hereof, a "Liquidity Event" shall mean the first to occur of any of the following:

              (A) any sale of all or substantially all of the assets of Holding or its operating subsidiaries taken as a whole (for purposes of this Section 7, the "Portfolio Company") in an arm's-length transaction;

              (B) the liquidation or winding up of the Portfolio Company;

              (C) an initial public offering of the common shares or other equity securities of the Portfolio Company by way of prospectus, registration statement or similar document where, or in connection with which, such shares or securities are to become listed and posted for trading or quoted on at least one of (1) the Toronto Stock Exchange,
         (2) the Montreal Exchange, (3) the New York Stock Exchange, (4) the American Stock Exchange or (5) the National Market of the National Associate on Securities Dealers Automated Quotation System, together with any such other stock exchange or exchanges as may be approved by the Board; or

              (D) a sale of all or substantially all of the shares of the Portfolio Company owned, directly or indirectly, by OCO (including any affiliate of OCO) in an arm's-length transaction.

         As used in this Section 7(a)(ii):

              "IRR" shall mean, as of any date, the compounded annual pre-tax rate of return earned by OCO on its direct and indirect investment in the Portfolio Company for the period from the date of investment to such date; provided that, for the purposes of determining the IRR, the return earned by OCO shall take into account the net proceeds of any disposition of the investment (in whole or in part), dividends, returns of capital and other distributions, whether received directly or indirectly by OCO, but shall specifically exclude any management fees or remuneration payments.

         (b) Rollover Options. Concurrent with Holding's adoption of a stock option plan and in accordance with that certain Amendment of Option Agreement, dated as of September 30, 1998, by and between Upgrade Corporation of America (d/b/a SOFTBANK Services Group), Holding will acknowledge its assumption of obligations under such Amendment of Option Agreement and will recognize Executive's ownership of ________ options to purchase ___________ shares of Common Stock (the "Rollover Options"), at an exercise price per share as set forth in the Amendment to Option Agreement. Executive hereby agrees that the Option Agreement to be entered into with the Company with respect to the Rollover Options will have such terms and conditions as the Company shall reasonably request and, further, Executive shall forego the exercise of such Rollover Options until the occurrence of a Liquidity Event that results in the realization of the Minimum IRR by OCO.




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         (c) Anti-Dilution. The Company and Executive hereby agree that in the event that the Company or Holding shall, during the Term, acquire an unaffiliated call center company or business for which Executive will have direct operating control, as determined by the Board (whether such acquisition is accomplished by the purchase of the stock or assets of such company or business, or otherwise), and, in connection therewith, OCO shall purchase Common Stock, Executive will be granted options to purchase shares of Common Stock ("Additional Options") equal to two percent (2%) of the aggregate Common Stock so issued to OCO in connection with such acquisition (the "Acquisition Shares"). The Additional Options shall have an exercise price equal to the price per share of Common Stock, as determined by the Board, purchased by OCO. Such options shall vest 25% on the second anniversary after the date of grant and 75% on the third anniversary after the date of grant and shall otherwise be subject to a Stock Option Award Agreement in substantially the form of the Stock Option Agreement, but shall only become exercisable upon a Liquidity Event that results in OCO achieving a Minimum IRR. If Executive's employment is terminated for Cause pursuant to Section 8(d), Executive shall forfeit any and all of the options included in the Original Option, whether or not such options have vested at the time Executive's employment is terminated.

         (d) Stockholders Agreement. Concurrently and contingent upon the deliveries contemplated by Sections 7(a) and (b) hereof, Holding, Executive and other stockholders are entering into a stockholders agreement substantially in the form attached as Exhibit A hereto (the "Stockholders Agreement"). Holding and Executive agree that any Common Stock or other voting securities of the Company now or hereafter owned beneficially or of record by Executive shall be subject to the terms and conditions of the Stockholders Agreement, as it may be amended from time to time.

     8.  Termination of Employment.

         (a) Termination Without Cause. The Company may terminate Executive's employment at any time for any reason and nothing herein shall be construed as a representation or covenant to continue Executive's employment. If Executive's employment is terminated by the Company other than for Permanent Disability (as defined in Section 8(b)), death or Cause (as defined in Section 8(d)) or Executive resigns for Good Reason during the Term, Executive shall receive such payments, if any, under plans or programs for the benefit of senior executives of the Company, including but not limited to those referred to in Section 4(a) hereof, to which he is entitled pursuant to the terms of such plans or programs, and any accrued and unpaid Base Salary, accrued vacation and previously incurred business expense to which Executive is entitled hereunder through the date of termination. If Executive is terminated or resigns under this Section 8, except for termination pursuant to Section 8(d), Executive shall also be entitled to
(i) receive, payable in accordance with the ordinary payroll practices of the Company, an amount in addition to any cash compensation provided in the immediately preceding sentence which shall be equal to twelve (12) months of Executive's annual Base Salary and (ii) continue to receive the medical, life insurance and dental benefits referenced in Section 4(a) and 4(c) (other than tax-qualified retirement or disability) until the first anniversary of the date of such termination; provided, however, that payments






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and benefits due hereunder shall be reduced by any amounts owed by Executive to the Company. The obligation of Company to make payments to Executive provided by the prior sentence shall be contingent upon the receipt by the Company of a general release, executed in accordance with applicable law by Executive, releasing the Company and its affiliates from any liability to the Executive except as set forth herein. "Good Reason" shall be defined as: (i) a reduction in Executive's Base Salary or the adoption of an annual cash bonus plan that would materially impair the ability of Executive to receive any bonus (other than the establishment of EBITDA or other performance targets to be set in good faith by the Board) or (ii) a substantial reduction in Executive's duties and responsibilities.

         (b) Permanent Disability. If Executive is unable to engage in the activities required by Executive's job by reason of any medically determined physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of at least six
(6) months ("Permanent Disability"), the Company or Executive may terminate Executive's employment on written notice thereof, and Executive shall receive or commence receiving, as soon as practicable, accrued but unpaid Base Salary and such payments under applicable Company plans or programs, including but not limited to those referred to in Section 4, to which he is entitled pursuant to the terms of such plans or programs, reduced by the amounts of any disability policy maintained by the Company for its employees.

         (c) Death. In the event of Executive's death during the Term, Executive's estate or designated beneficiaries shall receive or commence receiving, as soon as practicable, accrued but unpaid Base Salary and such payments under applicable plans or programs, including but not limited to those referred to in Section 4, to which Executive's estate or designated beneficiaries are entitled pursuant to the terms of such plans or programs.

         (d) Termination for Cause; Resignation by Executive. The Company shall have the right to terminate the employment of Executive for Cause. In the event that Executive's employment is terminated by the Company for Cause or by Executive for any reason (other than by Executive for Good Reason or as a result of Executive's Permanent Disability or death) during the Term, Executive shall not be entitled to the payment of any compensation otherwise included under this Agreement other than accrued and unpaid Base Salary, any unpaid business expenses incurred and submitted in accordance with then-existing Company policy and any vested benefits under the 401(k) benefits plan adopted by the Company or an affiliate of the Company. After the termination of Executive's employment under this Section 8(d), the obligations of the Company under this Agreement to make any further payments, or provide any benefits specified herein, to Executive shall thereupon cease and terminate. In the event Executive's employment is terminated for Cause, the Company shall use its reasonable best efforts to convene a meeting of the Board of Directors of the Company to afford Executive the opportunity to appeal such termination to the Board of Directors.



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         As used herein, the term "Cause" shall be limited to (i) the willful refusal to perform in any material respect his duties or responsibilities for the Company as assigned by the Chief Executive Officer, or willful disregard in any material respect of any financial or other budgetary limitations established in good faith by the Board; (ii) the willful engaging by Executive in conduct that causes material injury, monetarily or otherwise, to the Company, including, but not limited to, misappropriation or conversion of assets of the Company (other than nonmaterial assets), unless such actions were approved by the Board of Directors or the Chief Executive Officer of the Company; (iii) conviction of or entry of a plea of nolo contendere to a felony; or (iv) a material breach of this Agreement by engaging in violation of the restrictive covenants in this Agreement. No act or failure to act by Executive shall be deemed "willful" if done, or omitted to be done, by him in good faith and with the reasonable belief that his action or omission was in the best interest of the Company.

     9. Confidentiality. Executive shall not, without the prior written consent of the Company, use, divulge, disclose or make accessible to any other person, firm, partnership, corporation or other entity any Confidential Information (as hereinafter defined) pertaining to the business of Holding, the Company or any of their respective subsidiaries or affiliates, except in the business of and for the benefit of the Company during Executive's employment by the Company. For purposes of this Section 9, "Confidential Information" means any information or material which Holding, the Company, their respective subsidiaries or affiliates (the "Restricted Group") treats as proprietary or designates as "Confidential," which is not generally known by non-employer personnel, and to which Executive obtains knowledge or access as a result of Executive's relationship with the Company. Confidential Information includes, but is not limited to, discoveries, ideas, concepts, techniques, data, documentation, research, procedures, know-how, marketing techniques, materials, plans, names of customers and advertisers, and information relating to past and prospective customers' and advertisers' cost data, pricing policies and financial information, received, originated or discovered by employees or agents. Confidential Information includes non-public information of vendors and clients of the Company and its affiliates. Confidential Information does not include any information (i) ascertained or obtained other than from, or as a result of Executive's relationship with, Holding, the Company, or any of their subsidiaries or affiliates, or (ii) which is or becomes known to the public other than through a breach of this Agreement. Notwithstanding the foregoing, Executive shall not be required to maintain as confidential any information disclosed to him that is required to be disclosed as a result of valid legal process, so long as prior notice of, and a reasonable opportunity to prevent, such required disclosure is given to the Company.

     10. Noncompetition; Nonsolicitation. (a) During the Term and for the longer of (i) one (1) year thereafter or one (1) year following the termination of Executive's employment or (ii) in the event that any options are granted to Executive by the Company or any affiliate of the Company to purchase capital stock of such entity and such options have vested, three (3) years thereafter (in either case, the "Noncompetition Period"), Executive agrees that, without the prior written consent of the Company, (A) he will not, directly or indirectly, either as principal, manager, agent, consultant, officer, stockholder, partner, investor, lender or employee or in any other capacity, carry on, be






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engaged in or have any financial interest in, any business in Competition (as defined in Section 10(b)) with the business of the Restricted Group and (B) he shall not, on his own behalf or on behalf of any person, firm or company, directly or indirectly, solicit or hire for the benefit of anyone, other than the Restricted Group, any person who is, or was at any time during the six (6) months immediately preceding the time of the solicitation or hiring by Executive, employed by the Restricted Group or any member thereof.

         (b) For purposes of this Section 10, a business shall be deemed to be in "Competition" with the Restricted Group if it is principally engaged in the direct marketing outsourcing call center business within the independent telephony or internet-based customer service communication business within North America and any other geographic area in which any member of the Restricted Group conducts such business during the Noncompetition Period. Nothing in this
Section 10 shall be construed so as to preclude Executive from investing in any publicly or privately held company, provided Executive's beneficial ownership of any class of such company's securities does not exceed 1% of the outstanding securities of such class.

         (c) Executive and the Company agree that this covenant not to compete is a reasonable covenant under the circumstances, and further agree that if in the opinion of any court of competent jurisdiction such restraint is not reasonable in any respect, such court shall have the right, power and authority to excise or modify such provision or provisions of this covenant as to the court shall appear not reasonable and to enforce the remainder of the covenant as so amended. Executive agrees that any breach of the covenants contained in this Section 10 would irreparably injure the Company. Accordingly, Executive agrees that the Company may, in addition to pursuing any other remedies it may have in law or in equity, obtain an injunction against Executive, without the requirement of posting bond, from any court having jurisdiction over the matter restraining any further violation or threatened violation of this Agreement by Executive and cease making any payments otherwise required by this Agreement; provided, however, that in the event a court of competent jurisdiction, which recognizes the validity of the provisions of this Section 10, finds Executive not to be in violation of the provisions of this Section 10, then the Company shall pay to Executive, in a lump sum, within ten (10) days of such determination, all amounts that would have been payable to Executive hereunder through the date of such determination and continue making any other payments due with respect to periods of time subsequent to such determination in accordance with the provisions of this Agreement.

     11. Beneficiaries. Executive shall be entitled to select (and change, to the extent permitted under any applicable law) a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following Executive's death, and may change such election, in either case by giving the Company written notice thereof. In the event of Executive's death or a judicial determination of his incompetence, reference in this Agreement to Executive shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative, and the Company shall pay amounts payable under this Agreement, unless otherwise provided herein, in accordance with the terms of this Agreement, to Executive's personal or legal representatives, executors, administrators, heirs, distributees, devisees, legatees or estate, as the case may be.




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         12. Survival. The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations. Specifically, but not exclusively, notwithstanding the expiration of the term of this Agreement, the provisions of Sections 9 and 10 hereunder shall remain in effect as long as is necessary to give effect thereto. The provisions of this
Section 12 are in addition to the survivorship provisions of any other section of this Agreement.

         13. Notices. All notices or communications hereunder shall be in writing, addressed as follows:

         To the Company:

         CustomerONE Corporation
         c/o ONEX Corporation
         161 Bay Street, 49th Floor
         P.O. Box 700 Toronto, Ontario M5J 2S1

         and

         699 Hertel Avenue
         Buffalo, New York 14207-2398

         with copies to:

         Weil, Gotshal & Manges LLP
         100 Crescent Court
         Suite 1300
         Dallas, Texas  75201
         Attn:  Mary R. Korby
         Facsimile No.:  (214) 746-7777

         and

         Davies, Ward & Beck
         1 First Canadian Place
         Suite 4400
         Toronto, Ontario   M5X 1B1
         Attn:  William M. Ainley
         Facsimile No.:  (416) 863-0871

         To Executive:

         Mr. Mark R. Briggs
         9740 Rocky Point
         Clarence, NY  14031






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         with a copy to:

         Robert Oliveri
         Lippes, Silverstein, Mathias & Wexler
         700 Guaranty Building
         28 Church Street
         Buffalo, NY 14202

Any such notice or communication shall be delivered by hand or by courier or sent certified or registered mail, return receipt requested, postage prepaid, addressed as above (or to such other address as such party may designate in a notice duly delivered as described above), and the date actually delivered by hand or the third business day after the actual date of mailing shall constitute the time at which notice was given.

     14. Legal Fees. Each party shall bear the costs of any legal fees and other fees and expenses which may be incurred in respect of enforcing his or its respective rights under this Agreement. The Company shall reimburse Executive for reasonable legal fees incurred in connection with negotiation of this Agreement.

     15. Assignment. This contract shall be binding upon and inure to the benefit of the heirs and representatives of Executive and the assigns and successors of the Company, but neither this Agreement nor any rights or obligations hereunder shall be assignable or otherwise subject to hypothecation by Executive (except by will or by operation of the laws of intestate succession) or by the Company, except that the Company may assign this Agreement to any successor (whether by merger, purchase or otherwise) to all or substantially all of the stock, assets or businesses of the Company, if such successor expressly agrees to assume the obligations of the Company hereunder.

     16. Amendment. This Agreement may only be amended by written agreement of the parties hereto.

     17. Governing Law. This Agreement shall be construed, interpreted and governed in accordance with the laws of the state of New York, without reference to rules relating to conflicts of law.

     18. Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Buffalo, New York, or, if the corporate headquarters has been relocated, the city to which such relocation was made, in accordance with the commercial arbitration rules of the American Arbitration Association then in effect; provided, however, that the Company shall be entitled to seek a restraining order or injunction in any court of competent jurisdiction with respect to any breach or threatened breach of any provision of Section 9 or 10 above. Any judgment may be entered on the arbitrator's award in any court having jurisdiction.

     19. Waiver. No failure on the part of any party hereto to exercise and no delay in exercising any right, power or remedy hereunder will operate as a waiver thereof, nor will any single or partial exercise of any right, power or remedy.




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     20. Validity. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under any present or future law or court decision, and if the rights or obligations of the Company and Executive will not be materially and adversely affected thereby, (a) such provision shall be fully severable from this Agreement, (b) this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part hereof,
(c) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance herefrom, and (d) in lieu of such illegal, invalid, or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid, and enforceable provision as similar to the terms and intent of such illegal, invalid, or unenforceable provision as may be possible.

     21. Effect on Prior Agreements. This Agreement contains the entire understanding between the parties hereto on the date hereof and supersedes in all respects any prior or other current agreement or understanding between the Company, any affiliate of the Company or any predecessor of the Company and Executive with respect to the subject matter hereof (including, without limitation, that certain Employment Agreement, dated as of January 1, 1997, by and between Upgrade Corporation of America d/b/a SOFTBANK Services Group and Executive), other than the Stockholders Agreement, the Subscription Agreement and the Stock Option Agreement. In the event of any conflict between the terms hereof and the terms of any of the Stockholders Agreement, the Subscription Agreement or the Stock Option Agreement, the express terms of such other documents shall prevail.

     22. Withholding. The Company shall be entitled to withhold from payment any amount, however characterized, required by law.

     23. Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original.

     24. Headings. The headings and titles to sections and paragraphs of this Agreement are inserted for convenience only and shall not be deemed a part of or affect the construction or interpretation of any provisions hereof.

     25. References. All references to Sections shall, unless otherwise specified, be to Sections of this Agreement.




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     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed, all as of the date first written above.


                                     CUSTOMERONE CORPORATION


                                     By:    /s/ THOMAS O. HARBISON

                                     Name:  Thomas O. Harbison

                                     Title: CEO



                                     EXECUTIVE


                                     /s/ MARK R. BRIGGS

                                     Mark R. Briggs




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